EXHIBIT 12


                        TRANSAMERICA FINANCE CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (dollar amounts in millions)


                                               Six months ended
                                                   June 30,
                                              2002          2001
                                              ----          ----

Fixed charges:
Interest and debt expense                  $   132.5     $   261.5
One-third of rental expense                     11.9          12.6
                                           ---------     ---------
                                           $   144.4     $   274.1
                                           =========     =========

Earnings:
Income from continuing operations
  before income taxes                      $   110.3     $    52.6
Fixed charges                                  144.4         274.1
                                           ---------     ---------
                                           $   254.7     $   326.7
                                           =========     =========

Ratio of earnings to fixed charges              1.76          1.19


         The ratios were computed by dividing income from continuing operations before income taxes and fixed charges, by fixed charges. Fixed charges consist of interest and debt expense and one-third of rent expense, which approximates the interest factor.